Exhibit 99.1

MSCI Reports Financial Results for Third Quarter and Nine Months 2015

NEW YORK--(BUSINESS WIRE)--October 29, 2015--MSCI Inc. (NYSE:MSCI), a leading provider of portfolio construction and risk management tools and services for global investors, today announced results for the three months ended September 30, 2015 (“third quarter 2015”) and nine months ended September 30, 2015 (“nine months 2015”). The Company also adopted segment reporting and outlined its long-term Company and segment targets for revenue growth and adjusted EBITDA margins.

Financial and Operational Highlights

(Note: Results exclude discontinued operations. Percentage and other changes refer to third quarter 2014 unless otherwise noted.)

  Diluted EPS of $0.59 vs. $0.44; adjusted EPS of $0.60 vs. $0.50, excluding the after-tax impact of discontinued operations, amortization of intangible assets and a $6.3 million gain on sale of investment.
  Net income increased 24.5% to $64.4 million, operating expenses decreased 4.7% to $159.7 million and net cash provided by operating activities increased 24.5% to $134.0 million.
  6.8% increase in revenue combined with 6.5% decline in adjusted EBITDA expenses drove a 26.4% increase in adjusted EBITDA.
  740 basis point increase in adjusted EBITDA margin to 47.9%; highest margin level since fourth quarter 2012.
  Total Run Rate grew 6.1% to $1,062.3 million for third quarter 2015; subscription Run Rate up 7.8% adjusting for FX impact.
  Repurchased 5.6 million shares for a total value of $346.2 million in the quarter; additional 2.3 million shares repurchased after quarter-end for a total value of $134.5 million.
  $935.5 million of capital returned to shareholders through October 14, 2015 since the September 2014 announcement of the enhanced capital return plan targeting $1 billion in capital return by the end of 2016.
  Board approves new $1 billion share repurchase authorization after completion of $850 million authorization.

“We are very pleased with MSCI’s strong performance in the third quarter. Solid revenue growth, coupled with very strong cost discipline, resulted in a 740 basis point increase in our adjusted EBITDA margin, the highest level since the fourth quarter of 2012. In addition, we repurchased approximately 8 million shares in the quarter, and through October,” commented Henry A. Fernandez, Chairman and CEO of MSCI.

“We are introducing segment reporting this quarter, which reflects the way we are managing the Company and provides investors with increased transparency into MSCI’s results. This new level of disclosure will provide investors with greater insights into the drivers of MSCI’s performance, so they can fully value our franchise as we continue to focus on creating an integrated set of product lines.”

Mr. Fernandez added, “We are also providing investors with long-term targets for the Company and each of its segments. These targets were set as part of management’s and the Board’s recent comprehensive strategic planning process and reflect our confidence in the potential for continued strong growth in our Index segment, improved profitability in our Analytics segment, and strong growth and improved profitability in our All Other segment, which consists of our ESG and Real Estate products. We believe we have built a foundation for continued value creation for our shareholders in the years to come.”

Table 1: Selected Consolidated Financial and Operating Information (unaudited)

	Three Months Ended			Nine Months Ended
	Sep. 30,	Sep. 30,		Sep. 30,	Sep. 30,
$ in thousands, except per share and share data	2015	2014	% Change	2015	2014	% Change
Operating revenues	$268,771	$251,661	6.8%	$802,120	$745,575	7.6%
Operating income	$109,102	$84,036	29.8%	$296,355	$252,072	17.6%
% operating margin	40.6%	33.4%		36.9%	33.8%
Income from continuing operations	$64,398	$51,724	24.5%	$170,039	$155,673	9.2%
Net Income	$64,398	$51,714	24.5%	$164,242	$239,773	(31.5%)

Diluted EPS from continuing operations	$0.59	$0.44	34.1%	$1.52	$1.32	15.2%
Diluted EPS	$0.59	$0.44	34.1%	$1.47	$2.03	(27.6%)
Diluted weighted average common shares outstanding	109,440	117,163	(6.6%)	111,951	117,803	(5.0%)

Adjusted net income[1]	$65,726	$59,208	11.0%	$186,341	$178,136	4.6%
Adjusted EPS[1]	$0.60	$0.50	20.0%	$1.66	$1.51	9.9%
Adjusted EBITDA[2]	$128,861	$101,952	26.4%	$354,783	$304,449	16.5%
Adjusted EBITDA margin	47.9%	40.5%		44.2%	40.8%
Net cash provided by operating activities	$133,963	$107,567	24.5%	$224,672	$201,619	11.4%
Free cash flow[3]	$121,713	$87,294	39.4%	$194,085	$159,382	21.8%

Employees	2,743	2,876	(4.6%)
% Employees by location
Developed Market Centers	48%	50%
Emerging Market Centers	52%	50%

[1] Adjusted net income and adjusted EPS are defined as net income and EPS, respectively, before income from discontinued operations, net of income taxes, the after-tax impact of the amortization of intangible assets and the impact from the gain on sale of investment. See Table 10 titled "Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures."

[2] Net Income before income from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net, depreciation and amortization. See Table 9 titled "Reconciliation of Adjusted EBITDA to Net Income (unaudited)" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures."

[3] Net cash provided by operating activities, less capex. Capex is defined as capital expenditures plus capitalized software development costs. See Table 12 titled “Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities (unaudited)” and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures."

Third Quarter 2015 Consolidated Results

Revenues: Operating revenues for third quarter 2015 increased $17.1 million, or 6.8%, to $268.8 million, compared to $251.7 million for the three months ended September 30, 2014 (“third quarter 2014”). The $17.1 million increase was primarily driven by a $13.9 million, or 7.0%, increase in recurring subscription revenues and a $4.1 million, or 8.7%, increase in asset-based fees, slightly offset by lower non-recurring revenues in the quarter. Adjusting for the impact of foreign currency exchange rate fluctuations, recurring subscription revenues for third quarter 2015 would have increased 8.6%.

For nine months 2015, operating revenues increased $56.5 million, or 7.6%, to $802.1 million compared to $745.6 million for the nine months ended September 30, 2014 (“nine months 2014”). The $56.5 million increase was primarily driven by a $41.5 million, or 6.9%, increase in recurring subscription revenues and a $16.1 million, or 12.2%, increase in asset-based fees, slightly offset by lower non-recurring revenues. Adjusting for the impact of foreign currency exchange rate fluctuations, recurring subscription revenues would have increased 9.0% for nine months 2015.

Run Rate: Total Run Rate at the end of third quarter 2015 grew by $61.1 million, or 6.1%, to $1,062.3 million, compared to September 30, 2014. The $61.1 million increase was primarily driven by a $51.0 million, or 6.2%, increase in subscription Run Rate and a $10.0 million, or 5.6%, increase in asset-based fee Run Rate. Subscription Run Rate in third quarter 2015 would have increased 7.8%, adjusting for the impact of foreign currency exchange rate fluctuations.

Expenses: Total operating expenses from continuing operations decreased $8.0 million, or 4.7%, from third quarter 2014 to $159.7 million. The $8.0 million decrease was primarily driven by lower compensation and benefits costs and general cost discipline across most activities. See Table 15 titled “Historical Operating Results with Activity Costs (unaudited)” for a re-casting of historical periods for activity costs. Adjusting for the impact of foreign currency exchange rate fluctuations, operating expenses for third quarter 2015 would have decreased 0.4%.

For nine months 2015, total operating expenses from continuing operations increased $12.3 million, or 2.5%, to $505.8 million and included, among other things, the impact of a $3.4 million non-cash charge for the termination of a technology project in first quarter 2015. Adjusting for the impact of foreign currency exchange rate fluctuations, total operating expenses from continuing operations for nine months 2015 would have increased 6.9%.

Adjusted EBITDA expenses, defined as operating expenses less depreciation and amortization, were $139.9 million in third quarter 2015, a decrease of $9.8 million, or 6.5%, compared to third quarter 2014. Adjusting for the impact of foreign currency exchange rate fluctuations, adjusted EBITDA expenses for third quarter 2015 would have decreased 2.0%.

For nine months 2015, adjusted EBITDA expenses were $447.3 million, an increase of $6.2 million, or 1.4%, compared to the prior year period. Adjusting for the impact of foreign currency exchange rate fluctuations, adjusted EBITDA expenses for nine months 2015 would have increased 6.1%. See Table 11 titled “Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Headcount: Total employees as of September 30, 2015 was 2,743, down 133 from the prior year, and down 36 from the end of second quarter 2015. A total of 48% and 52% of employees were located in developed market and emerging market centers, respectively, compared to 50% for both developed market and emerging market centers in the prior year, reflecting the Company’s continuing efforts to locate employees in emerging market centers.

Other Expense (Income), Net: Other expense (income), net for third quarter 2015 increased $6.0 million compared to third quarter 2014 driven by higher interest expense from the private offering of $800 million aggregate principal amount of 5.25% senior notes due 2024, completed in November 2014, and the subsequent private offering of $800 million aggregate principal amount of 5.75% senior notes due 2025, completed in August 2015. The higher interest expense was partially offset by a $6.3 million gain on sale of investment in third quarter 2015.

Tax Rate: The effective tax rate was 35.0% for third quarter 2015, compared to 35.3% in third quarter 2014. The effective tax rate was 35.6% for nine months 2015, versus 34.5% for nine months 2014.

Adjusted EBITDA: Adjusted EBITDA, which excludes income (loss) from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net, and depreciation and amortization, was $128.9 million in third quarter 2015, up 26.4% from third quarter 2014. Adjusted EBITDA margin in third quarter 2015 was 47.9%, compared to 40.5% in third quarter 2014.

For nine months 2015, adjusted EBITDA was $354.8 million, up 16.5% from nine months 2014, and adjusted EBITDA margin was 44.2%, compared to 40.8% for nine months 2014. See Table 9 titled “Reconciliation of Adjusted EBITDA to Net Income (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Cash Balances & Outstanding Debt: Total cash and cash equivalents at the end of third quarter 2015 was $993.5 million, of which $101.8 million is held outside of the United States. Since the end of third quarter 2015, a total of $134.5 million has been used to repurchase shares. Total debt as of September 30, 2015 was $1,600.0 million, which excludes deferred financing fees of $21.2 million. Net debt, defined as total debt less cash and cash equivalents, was $606.5 million. Total debt to adjusted EBITDA ratio (based on trailing twelve months adjusted EBITDA) was 3.5x, which is at the high end of the previously stated financial policy of maintaining leverage of 3.0x to 3.5x.

Cash Flow & Capex: Net cash provided by operating activities was $134.0 million in third quarter 2015, compared to $107.6 million in third quarter 2014, and $224.7 million for nine months 2015, compared to $201.6 million for nine months 2014. Free cash flow, defined as net cash provided by operating activities, less capex (defined as capital expenditures plus capitalized software development costs) for third quarter 2015 increased $34.4 million, or 39.4%, to $121.7 million, compared to $87.3 million in third quarter 2014. The year-over-year increase reflects timing of interest and tax payments as well as improved operating results. For nine months 2015, free cash flow increased $34.7 million, or 21.8%, to $194.1 million, compared to $159.4 million for nine months 2014.

Capex for third quarter 2015 was $12.3 million, compared to $20.3 million in third quarter 2014. For nine months 2015, capex was $30.6 million, compared to $42.2 million for nine months 2014. See Table 12 titled “Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Share Count & Capital Return: The weighted average diluted shares outstanding in third quarter 2015 declined 6.6% to 109.4 million, compared to 117.2 million in third quarter 2014. The decrease was driven by buybacks under the share repurchase program. Total shares outstanding as of September 30, 2015 was 104.9 million.

In third quarter 2015, we repurchased 5.6 million shares for a total of $346.2 million with an average price of $61.95 per share. Since the end of third quarter 2015 and through October 14, 2015, an additional 2.3 million shares were repurchased for a total value of $134.5 million, exhausting the $850.0 million share repurchase authorization. A total of 14.7 million shares were repurchased under this authorization at an average price of $57.99 per share. On October 28, 2015, the Board of Directors approved a new share repurchase authorization of up to $1.0 billion.

Since the announcement of the enhanced capital return plan in September 2014, whereby we committed to return $1.0 billion to shareholders by the end of 2016, approximately $936.0 million has been returned to date through share repurchases and cash dividends.

On October 28, 2015, the Board of Directors declared a cash dividend of $0.22 per share for fourth quarter 2015. The fourth quarter 2015 dividend is payable on November 30, 2015 to shareholders of record as of the close of trading on November 13, 2015.

Table 2: Third Quarter 2015 Operating Results by Segment (unaudited)
Below is a summary of the segment results. See Tables 5 and 13 for historical results by segment.

	Index			Analytics			All Other
	Operating	Adjusted	Adjusted	Operating	Adjusted	Adjusted	Operating	Adjusted	Adjusted
In thousands	Revenues	EBITDA	EBITDA Margin	Revenues	EBITDA	EBITDA Margin	Revenues	EBITDA	EBITDA Margin
QTD Q3'15	$141,577	$102,927	72.7%	$108,341	$29,216	27.0%	$18,853	($3,282)	-17.4%
QTD Q3'14	$129,869	$91,031	70.1%	$103,247	$16,788	16.3%	$18,545	($5,867)	-31.6%
% change	9.0%	13.1%		4.9%	74.0%		1.7%	44.1%

YTD Q3'15	$415,262	$293,997	70.8%	$322,756	$64,560	20.0%	$64,102	($3,774)	-5.9%
YTD Q3'14	$374,429	$259,289	69.2%	$308,661	$52,345	17.0%	$62,485	($7,185)	-11.5%
% change	10.9%	13.4%		4.6%	23.3%		2.6%	47.5%

Index Segment: Operating revenues for third quarter 2015 increased $11.7 million, or 9.0%, to $141.6 million, compared to $129.9 million for third quarter 2014. The $11.7 million increase was driven by a $7.8 million, or 9.6%, increase in recurring subscription revenue and a $4.1 million, or 8.7%, increase in asset-based fees slightly offset by lower non-recurring revenue. The $7.8 million increase in recurring subscription revenue was primarily driven by higher revenues from subscriptions to benchmark and data products. Adjusting for the impact of foreign currency exchange rate fluctuations, recurring subscription revenues for third quarter 2015 would have increased 10.5%. The increase in asset-based fees was driven by an increase in revenues from both ETF and non-ETF institutional passive funds. Average AUM in ETFs linked to MSCI indexes increased $32.3 billion, or 8.4%. Higher trading volumes in futures and options contracts based on MSCI indexes also contributed to the increase. Asset-based fees declined slightly from the second quarter 2015 level, however, due to the recent spike in market volatility, driving a $23.2 billion, or 5.3%, decrease in average AUM in ETFs linked to MSCI indexes. The decline in average AUM compared to second quarter 2015 was due entirely to market depreciation, partially offset by positive cash inflows in the quarter.

The adjusted EBITDA margin for Index was 72.7% in third quarter 2015, compared to 70.1% in the prior year period. The increase was primarily driven by higher revenues, as well as a 0.5% decline in adjusted EBITDA expenses.

For nine months 2015, operating revenues increased $40.8 million, or 10.9%, to $415.3 million, compared to $374.4 million for nine months 2014. The $40.8 million increase was driven by a $24.2 million, or 10.2%, increase in recurring subscription revenue and a $16.1 million, or 12.2%, increase in asset-based fees. The $24.2 million increase in recurring subscription revenue was driven primarily by growth in benchmark and data products. Adjusting for the impact of foreign currency exchange rate fluctuations, recurring subscription revenues for nine months 2015 would have increased 11.1%. The increase in asset-based fees was driven by a $58.5 billion, or 16.3%, increase in average AUM in ETFs linked to MSCI indexes. Growth in non-ETF institutional passive assets and higher trading volumes in futures and options contracts based on MSCI indexes also contributed to the increase.

The adjusted EBITDA margin for Index for nine months 2015 was 70.8%, compared to 69.2% in the prior year period. The increase in margin was due to higher revenues, offset by a 5.3% increase in adjusted EBITDA expenses.

Total Index operating revenues represented 52.7% and 51.8% of MSCI’s total operating revenues in third quarter and nine months 2015, respectively.

Index Run Rate at the end of third quarter 2015 grew by $45.2 million, or 9.0%, to $549.0 million, compared to September 30, 2014. The $45.2 million increase was primarily driven by a $35.2 million, or 10.8%, increase in recurring subscription Run Rate and a $10.0 million, or 5.6%, increase in asset-based fee Run Rate. The increase in recurring subscription Run Rate was driven by higher revenues from subscriptions to benchmark and data products. The increase in Run Rate attributable to asset-based fees was primarily driven by growth in AUM in non-ETF institutional passive funds linked to MSCI indexes. There was a negligible impact from foreign currency exchange rate fluctuations on Index recurring subscription Run Rate.

Analytics Segment: Operating revenues for third quarter 2015 increased $5.1 million, or 4.9%, to $108.3 million compared to $103.2 million in third quarter 2014. The increase was primarily driven by higher RiskManager, BarraOne and InvestorForce sales. Adjusting for the impact of foreign currency exchange rate fluctuations, Analytics operating revenues for third quarter 2015 would have increased 6.6%.

The adjusted EBITDA margin for Analytics was 27.0%, compared to 16.3% in the prior year. The increase was due to higher revenues, as well as an 8.5% decline in adjusted EBITDA expenses. The decrease in expenses was primarily attributable to lower compensation and benefits costs from lower staffing levels, higher capitalization related to the development of the new Analytics architecture and interface, and lower non-compensation costs driven by strong cost discipline.

For nine months 2015, operating revenues increased $14.1 million, or 4.6%, to $322.8 million, compared to $308.7 million for nine months 2014. The $14.1 million increase was primarily driven by higher RiskManager, HedgePlatform, BarraOne and InvestorForce sales. Adjusting for the impact of foreign currency exchange rate fluctuations, Analytics operating revenues for nine months 2015 would have increased 6.3%.

The adjusted EBITDA margin for Analytics was 20.0% for nine months 2015, compared to 17.0% in the prior year. The increase was driven by higher revenues, offset by a 0.7% increase in adjusted EBITDA expenses.

Total Analytics operating revenues represented 40.3% and 40.2% of MSCI’s total operating revenues in third quarter and nine months 2015, respectively.

Analytics Run Rate at the end of third quarter 2015 grew by $12.4 million, or 3.0%, to $430.4 million, compared to September 30, 2014. The increase in Run Rate was primarily driven by an increase in RiskManager sales. Analytics Run Rate at September 30, 2015 would have increased 4.9%, adjusting for the impact of foreign currency exchange rate fluctuations.

All Other Segment (consisting of ESG and Real Estate products lines): Operating revenues for third quarter 2015 increased $0.3 million, or 1.7%, to $18.9 million, compared to $18.5 million in third quarter 2014. The increase in All Other revenue was driven by a $2.1 million, or 28.4%, increase in ESG revenue, which was partially offset by a $1.8 million decline in Real Estate revenue. Adjusting for the impact of foreign currency exchange rate fluctuations, All Other operating revenues for third quarter 2015 would have increased 6.6%.

The adjusted EBITDA margin for All Other was a negative 17.4% for third quarter 2015, compared to a negative 31.6% in the prior year period. The improvement in margin was primarily driven by a 9.3% decline in adjusted EBITDA expenses.

For nine months 2015, operating revenues increased $1.6 million, or 2.6%, to $64.1 million compared to $62.5 million for nine months 2014. The increase in All Other revenue was driven by an $8.0 million, or 40.8%, increase in ESG revenue, partially offset by a $6.4 million decline in Real Estate revenue. Adjusting for the impact of foreign currency exchange rate fluctuations, All Other operating revenues for nine months 2015 would have increased 10.9%.

The adjusted EBITDA margin for All Other was a negative 5.9% for nine months 2015, compared to a negative 11.5% in the prior year period. The improvement in margin was due to an increase in revenues, as well as a 2.6% decline in adjusted EBITDA expenses.

Total All Other operating revenues represented 7.0% and 8.0% of MSCI total operating revenues in third quarter and nine months 2015, respectively.

All Other Run Rate at the end of third quarter 2015 grew by $3.5 million, or 4.3%, to $82.9 million, compared to September 30, 2014. The $3.5 million increase was primarily driven by a $5.3 million increase in ESG Run Rate, partially offset by a $1.9 million, or 4.1%, decline in Real Estate Run Rate primarily due to foreign currency exchange rate fluctuations. Adjusting for the impact of foreign currency exchange rate fluctuations, Real Estate Run Rate at September 30, 2015 would have increased $2.2 million, or 4.8%, and Run Rate for All Other would have increased 10.8%.

Updated Full-Year 2015 Guidance

MSCI’s guidance for full-year 2015 is as follows:

  Full-year 2015 adjusted EBITDA expenses are now expected to be in the range of $595 million to $600 million. Based on the new full-year range, fourth quarter 2015 adjusted EBITDA expenses are now expected to be in the range of $148 million to $153 million, which is expected to reduce adjusted EBITDA margins from third quarter 2015 levels across all segments. Previously, full-year 2015 adjusted EBITDA expenses were expected at the low-end of the stated range of $620 million to $640 million.
  See Table 11 titled “Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.
  Full-year 2015 interest expense, including the amortization of financing fees, is now expected to be approximately $63 million, compared to the previous guidance of approximately $45 million. The increase reflects the impact of the private offering of $800 million 5.75% senior notes due 2025 completed in August 2015.
  Full-year 2015 free cash flow is now expected to be in the range of $255 million to $270 million, compared to the previous range of $245 million to $275 million.
  Full-year 2015 capex, which includes capitalized software developments costs, is now expected to be in the range of $45 million to $50 million, compared to the previous range of $45 million to $55 million.
  See Table 12 titled “Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.
  The effective tax rate expected for full-year 2015 remains in the range of 35% to 36%.

Long-Term Targets

Following a recent comprehensive review of the Company’s strategic objectives by management and the Board of Directors and the adoption of segment reporting, MSCI is outlining its long-term targets for revenue growth and adjusted EBITDA margins for its three reportable segments: Index, Analytics and All Other.

  The long-term targets below assume a constant business portfolio and stable market conditions in line with current market conditions.
  The long-term targets below do not include the impact of significant swings in assets under management in ETFs linked to MSCI indexes or other forms of passive investment products linked to MSCI indexes.
  The terms “high,” “medium” and “low” refer to target levels of annual growth in revenue in percentage terms and may fluctuate quarter-to-quarter. “High” revenue growth is defined as low double-digit growth, “medium” revenue growth is defined as upper single-digit growth and “low” revenue growth is defined as low to mid single-digit growth.
  The long-term targets for MSCI and its reportable segments are as follows:
	% of Current	Revenue Growth Target	Adj. EBITDA Margin
Segment	Revenue (Q3'15)	Current / Target	Target Range
Index	53%	High / High	68% - 72%

Analytics	40%	Low / Medium	30% - 35%

All Other	7%	Medium / High	15% - 20%

MSCI	100%	Medium / High	~ 50%

Reconciliations of adjusted EBITDA included in the long-term targets identified above are not included in this earnings release as we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts, and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. Additionally, the targets identified above are long-term targets and are not necessarily indicative of the actual or expected results or growth trajectory of any future quarter or year. MSCI assumes no obligation to publicly update or revise these long-term targets for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Conference Call Information

MSCI Inc.'s senior management will review third quarter 2015 results on Thursday, October 29, 2015 at 11:00 AM Eastern Time. To listen to the live event, visit the events and presentations section of MSCI's Investor Relations homepage, http://ir.msci.com/events.cfm, or dial 1-877-312-9206 within the United States. International callers dial 1-408-774-4001. This press release and the related investor presentation used during the conference call will be made available on MSCI's Investor Relations homepage.

An audio recording of the conference call will be available on MSCI’s Investor Relations homepage approximately two hours after the conclusion of the live event and will be accessible through October 31, 2015. To listen to the recording, visit http://ir.msci.com/events.cfm, or dial 1-800-585-8367 (passcode: 57552776) within the United States. International callers dial 1-404-537-3406 (passcode: 57552776). A replay of the conference call will be archived in the events and presentations section of MSCI’s Investor Relations homepage for 12 months after the call.

-Ends-

About MSCI

For more than 40 years, MSCI’s research-based indexes and analytics have helped the world’s leading investors build and manage better portfolios. Clients rely on our offerings for deeper insights into the drivers of performance and risk in their portfolios, broad asset class coverage and innovative research.

Our line of products and services includes indexes, analytical models, data, real estate benchmarks and ESG research.

MSCI serves 97 of the top 100 largest money managers, according to the most recent P&I ranking.

For more information, visit us at www.msci.com. MSCI#IR

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, our full-year 2015 guidance and our long-term targets. These forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect our actual results, levels of activity, performance or achievements.

Other factors that could materially affect our actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Securities and Exchange Commission (“SEC”) on February 27, 2015, as amended, and in quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished with the SEC. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this earnings release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Website and Social Media Disclosure

MSCI uses its website and corporate Twitter account (@MSCI_Inc) as channels of distribution of Company information. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about MSCI when you subscribe to the notification service available through MSCI’s Investor Relations homepage by visiting the “Email Alert Subscription” section at http://ir.msci.com/alerts.cfm. The contents of MSCI’s website and social media channels are not, however, incorporated by reference into this earnings release.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measures presented in this earnings release should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this earnings release are used by management to monitor the financial performance of the business, inform business decision making and forecast future results.

“Adjusted EBITDA expenses” is defined as operating expenses, less depreciation and amortization.

“Adjusted EBITDA” is defined as net income before income (loss) from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net and depreciation and amortization.

“Adjusted net income” and “adjusted EPS” are defined as net income and EPS, respectively, before income from discontinued operations, net of income taxes, the after-tax impact of the amortization of intangible assets and the impact from the gain on sale of investment.

“Free cash flow” is defined as net cash provided by operating activities, less capex. “Capex” is defined as capital expenditures plus capitalized software development costs.

We believe that adjusting for depreciation and amortization may help investors compare our performance to that of other companies in our industry as we do not believe that other companies in our industry have as significant a portion of their operating expenses represented by these items. Additionally, we believe that adjusting for income from discontinued operations, net of income tax, provides investors with a meaningful trend of results for our continuing operations. We believe that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow indicates our ability to strengthen the Company’s balance sheet, repay our debt obligations, pay cash dividends and repurchase shares of our common stock. Finally, we believe that adjusting for one-time, unusual or non-recurring expenses is useful to management and investors because it allows for an evaluation of MSCI’s underlying operating performance. We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA expenses, adjusted EBITDA, adjusted net income, adjusted EPS and free cash flow are not defined in the same manner by all companies and may not be comparable to similarly-titled non-GAAP financial measures of other companies.

Table 3: Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended			Nine Months Ended
	Sep. 30,	Sep. 30,	Jun. 30,	Sep. 30,	Sep. 30,
In thousands, except per share data	2015	2014	2015	2015	2014

Operating revenues	$268,771	$251,661	$270,580	$802,120	$745,575
Operating expenses
Cost of revenues	65,593	69,770	67,394	202,891	206,784
Selling and marketing	38,809	41,402	42,028	122,485	123,034
Research and development	15,548	19,021	20,807	59,544	53,860
General and administrative	19,960	19,516	22,080	62,417	57,448
Amortization of intangible assets	11,710	11,574	11,695	35,107	34,286
Depreciation and amortization of property,
equipment and leasehold improvements	8,049	6,342	8,065	23,321	18,091
Total operating expenses[1]	159,669	167,625	172,069	505,765	493,503

Operating income	109,102	84,036	98,511	296,355	252,072

Interest income	(285)	(277)	(185)	(674)	(625)
Interest expense	17,267	5,604	11,116	39,491	16,029
Other expense (income)	(6,922)	(1,287)	164	(6,580)	(942)
Other expenses (income), net	10,060	4,040	11,095	32,237	14,462

Income from continuing operations before
provision for income taxes	99,042	79,996	87,416	264,118	237,610

Provision for income taxes	34,644	28,272	31,399	94,079	81,937
Income from continuing operations	64,398	51,724	56,017	170,039	155,673

Income (loss) from discontinued operations, net of income taxes	-	(10)	-	(5,797)	84,100
Net Income	$64,398	$51,714	$56,017	$164,242	$239,773

Earnings per basic common share from:
Continuing operations	$0.59	$0.44	$0.50	$1.53	$1.33
Discontinued operations	-	-	-	(0.05)	0.72
Earnings per basic common share	$0.59	$0.44	$0.50	$1.48	$2.05

Earnings per diluted common share from:
Continuing operations	$0.59	$0.44	$0.50	$1.52	$1.32
Discontinued operations	-	-	-	(0.05)	0.71
Earnings per diluted common share	$0.59	$0.44	$0.50	$1.47	$2.03

Weighted average shares outstanding used in computing earnings per share:
Basic	108,773	116,251	112,143	111,131	116,840
Diluted	109,440	117,163	112,931	111,951	117,803
[1] Includes stock-based compensation expense of $5.5 million, $7.3 million, and $6.8 million for the three months ended Sep. 30, 2015, Sep. 30, 2014, and Jun. 30, 2015, respectively. Includes stock-based compensation expense of $19.3 million and $17.8 million for the nine months ended Sep. 30, 2015 and Sep. 30, 2014, respectively.

Table 4: Selected Balance Sheet Items (unaudited)

	As of
	Sep. 30,	Jun. 30,	Dec. 31,
In thousands	2015	2015	2014

Cash and cash equivalents	$993,488	$455,021	$508,799
Accounts receivable, net of allowances	$208,239	$214,487	$178,717

Deferred revenue	$328,051	$338,763	$310,775
Long-term debt, net of current maturities[1]	$1,578,849	$788,945	$788,358
[1] Consists of long-term debt of $1.6 billion, net of deferred financing fees of $21.2 million, as of Sep. 30, 2015; long-term debt of $800 million, net of deferred financing fees of $11.1 million, as of Jun. 30, 2015; and long-term debt of $800 million, net of deferred financing fees of $11.6 million, as of Dec. 31, 2014.

Table 5: Operating Results by Segment and Revenue Type (unaudited)

	Three Months Ended				Three Months Ended				Three Months Ended
	Sep. 30, 2015				Sep. 30, 2014				Jun. 30, 2015
In thousands	Index	Analytics	All Other	Consolidated	Index	Analytics	All Other	Consolidated	Index	Analytics	All Other	Consolidated
Operating Revenues
Recurring subscription	$89,139	$107,065	$17,569	$213,773	$81,349	$102,237	$16,272	$199,858	$87,530	$106,372	$21,664	$215,566
Asset-based fees	50,736	-	-	50,736	46,657	-	-	46,657	51,160	-	-	51,160
Non-recurring	1,702	1,276	1,284	4,262	1,863	1,010	2,273	5,146	1,441	1,198	1,215	3,854
Total revenues	$141,577	$108,341	$18,853	$268,771	$129,869	$103,247	$18,545	$251,661	$140,131	$107,570	$22,879	$270,580
Adjusted EBITDA	$102,927	$29,216	$(3,282)	$128,861	$91,031	$16,788	$(5,867)	$101,952	$98,017	$21,264	$(1,010)	$118,271
Adjusted EBITDA margin (%)	72.7%	27.0%	(17.4%)	47.9%	70.1%	16.3%	(31.6%)	40.5%	69.9%	19.8%	(4.4%)	43.7%
Operating margin (%)				40.6%				33.4%				36.4%

			Nine Months Ended				Nine Months Ended
			Sep. 30, 2015				Sep. 30, 2014
	In thousands		Index	Analytics	All Other	Consolidated	Index	Analytics	All Other	Consolidated
	Operating Revenues
	Recurring subscription		$261,729	$318,871	$61,025	$641,625	$237,577	$305,702	$56,816	$600,095
	Asset-based fees		147,776	-	-	147,776	131,652	-	-	131,652
	Non-recurring		5,757	3,885	3,077	12,719	5,200	2,959	5,669	13,828
	Total revenues		$415,262	$322,756	$64,102	$802,120	$374,429	$308,661	$62,485	$745,575
	Adjusted EBITDA		$293,997	$64,560	$(3,774)	$354,783	$259,289	$52,345	$(7,185)	$304,449
	Adjusted EBITDA margin (%)		70.8%	20.0%	(5.9%)	44.2%	69.2%	17.0%	(11.5%)	40.8%
	Operating margin (%)					36.9%				33.8%

Table 6: ETF Assets Linked to MSCI Indexes (unaudited)[1]

	Three Months Ended					Nine Months Ended
In billions	Sep. 2015	Jun. 2015	Mar. 2015	Dec. 2014	Sep. 2014	Sep. 2015	Sep. 2014
Beginning Period AUM in ETFs
linked to MSCI Indexes	$435.4	$418.0	$373.3	$377.9	$378.7	$373.3	$332.9
Cash Inflow/(Outflow)	3.0	24.3	31.7	3.7	16.4	59.0	45.7
Market Appreciation/(Depreciation)	(48.2)	(6.9)	13.0	(8.3)	(17.2)	(42.1)	(0.7)
Period End AUM in ETFs linked
to MSCI Indexes	$390.2	$435.4	$418.0	$373.3	$377.9	$390.2	$377.9

Period Average AUM in ETFs
linked to MSCI Indexes	$418.2	$441.4	$392.5	$373.6	$385.9	$417.4	$358.9

Avg. Basis Point Fee[2]	3.40	3.43	3.38	3.39	3.51	3.40	3.51
Source: Bloomberg and MSCI
1 ETF assets under management calculation methodology is ETF net asset value multiplied by shares outstanding.
[2] Based on period-end Run Rate.
Table 7: Run Rate by Segment and Run Rate Type (unaudited)

	Three Months Ended			% Change from
	Sep. 30,	Sep. 30,	Jun. 30,	Sep. 30,	Jun. 30,
In thousands	2015	2014	2015	2014	2015

Index
Recurring subscriptions	$361,209	$326,010	$353,026	10.8%	2.3%
Asset-based fees	187,818	177,774	201,221	5.6%	(6.7%)
Total Index Run Rate[1]	$549,027	$503,784	$554,247	9.0%	(0.9%)

Analytics
Risk management analytics
Recurring subscriptions	$319,637	$311,019	$315,901	2.8%	1.2%
Portfolio management analytics
Recurring subscription	110,740	106,993	109,532	3.5%	1.1%
Total Analytics Run Rate[1]	$430,377	$418,012	$425,433	3.0%	1.2%

All Other
ESG
Recurring subscriptions	$38,850	$33,522	$37,235	15.9%	4.3%
Real Estate
Recurring subscriptions	44,027	45,902	45,854	(4.1%)	(4.0%)
Total All Other Run Rate[1]	$82,877	$79,424	$83,089	4.3%	(0.3%)

Consolidated
Total recurring subscription Run Rate	$874,463	$823,446	$861,548	6.2%	1.5%
Total asset-based fees Run Rate	187,818	177,774	201,221	5.6%	(6.7%)
Total Run Rate[1]	$1,062,281	$1,001,220	$1,062,769	6.1%	--

[1] The Run Rate at a particular point in time primarily represents the forward-looking revenues for the next 12 months from all subscriptions and investment product licenses we then provide to our clients under renewable contracts or agreements assuming all contracts or agreements that come up for renewal are renewed and assuming then-current currency exchange rates. For any license where fees are linked to an investment product’s assets or trading volume, the Run Rate calculation reflects, for ETF fees, the market value on the last trading day of the period, and for non-ETF funds and futures and options, the most recent periodic fee earned under such license or subscription. The Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the Run Rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal during the period and determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date.

Table 8: Sales and Aggregate Retention Rate by Segment (unaudited)

	Three Months Ended					Nine Months Ended
In thousands	Sep. 2015	Jun. 2015	Mar. 2015	Dec. 2014	Sep. 2014	Sep. 2015	Sep. 2014

Index
New recurring subscription sales	$11,810	$12,459	$11,550	$12,938	$9,239	$35,819	$31,609
Subscription cancellations	(3,852)	(3,871)	(2,384)	(3,665)	(3,588)	(10,107)	(10,644)
Net new recurring subscription sales	$7,958	$8,588	$9,166	$9,273	$5,651	$25,712	$20,965
Non-recurring sales	$1,719	$2,137	$2,329	$2,217	$2,437	$6,185	$6,740
Total Index net sales	$9,677	$10,725	$11,495	$11,490	$8,088	$31,897	$27,705

Index Aggregate Retention Rate[1]	95.4%	95.4%	97.2%	95.2%	95.3%	96.0%	95.3%

Analytics
Risk management analytics
New recurring subscription sales	$8,133	$9,242	$9,980	$10,694	$10,550	$27,355	$31,515
Subscription cancellations	(3,668)	(4,542)	(5,325)	(8,624)	(4,218)	(13,535)	(17,380)
Net new recurring subscription sales	$4,465	$4,700	$4,655	$2,070	$6,332	$13,820	$14,135
Non-recurring sales	$1,357	$2,194	$1,174	$1,331	$818	$4,725	$3,291
Total risk management analytics net sales	$5,822	$6,894	$5,829	$3,401	$7,150	$18,545	$17,426

Portfolio management analytics
New recurring subscription sales	$2,257	$3,196	$3,530	$3,325	$3,393	$8,983	$10,054
Subscription cancellations	(1,230)	(1,905)	(2,099)	(1,766)	(1,642)	(5,234)	(5,403)
Net new recurring subscription sales	$1,027	$1,291	$1,431	$1,559	$1,751	$3,749	$4,651
Non-recurring sales	$24	$45	$2	$90	$45	$71	$125
Total portfolio management analytics net sales	$1,051	$1,336	$1,433	$1,649	$1,796	$3,820	$4,776

Analytics
New recurring subscription sales	$10,390	$12,438	$13,510	$14,019	$13,943	$36,338	$41,569
Subscription cancellations	(4,898)	(6,447)	(7,424)	(10,390)	(5,860)	(18,769)	(22,783)
Net new recurring subscription sales	$5,492	$5,991	$6,086	$3,629	$8,083	$17,569	$18,786
Non-recurring sales	$1,381	$2,239	$1,176	$1,421	$863	$4,796	$3,416
Total Analytics net sales	$6,873	$8,230	$7,262	$5,050	$8,946	$22,365	$22,202

Analytics Aggregate Retention Rate[1]	95.3%	93.8%	92.9%	89.7%	94.2%	94.0%	92.5%

All Other
ESG
New recurring subscription sales	$2,549	$2,043	$2,193	$2,260	$1,837	$6,785	$4,667
Subscription cancellations	(716)	(531)	(514)	(917)	(332)	(1,761)	(888)
Net new recurring subscription sales	$1,833	$1,512	$1,679	$1,343	$1,505	$5,024	$3,779
Non-recurring sales	$146	$53	$122	$67	$167	$321	$423
Total ESG net sales	$1,979	$1,565	$1,801	$1,410	$1,672	$5,345	$4,202

Real Estate
New recurring subscription sales	$759	$2,635	$2,272	$2,715	$1,192	$5,666	$7,866
Subscription cancellations	(1,449)	(1,321)	(1,328)	(2,052)	(699)	(4,098)	(3,315)
Net new recurring subscription sales	$(690)	$1,314	$944	$663	$493	$1,568	$4,551
Non-recurring sales	$908	$1,271	$788	$1,371	$1,159	$2,967	$4,516
Total Real Estate net sales	$218	$2,585	$1,732	$2,034	$1,652	$4,535	$9,067

All Other
New recurring subscription sales	$3,308	$4,678	$4,465	$4,975	$3,029	$12,451	$12,533
Subscription cancellations	(2,165)	(1,852)	(1,842)	(2,969)	(1,031)	(5,859)	(4,203)
Net new recurring subscription sales	$1,143	$2,826	$2,623	$2,006	$1,998	$6,592	$8,330
Non-recurring sales	$1,054	$1,324	$910	$1,438	$1,326	$3,288	$4,939
Total All Other net sales	$2,197	$4,150	$3,533	$3,444	$3,324	$9,880	$13,269

All Other Aggregate Retention Rate[1]	89.1%	90.7%	90.7%	83.9%	94.3%	90.1%	92.3%

Consolidated
New recurring subscription sales	$25,508	$29,575	$29,525	$31,932	$26,211	$84,608	$85,711
Subscription cancellations	(10,915)	(12,170)	(11,650)	(17,024)	(10,479)	(34,735)	(37,630)
Net new recurring subscription sales	$14,593	$17,405	$17,875	$14,908	$15,732	$49,873	$48,081
Non-recurring sales	$4,154	$5,700	$4,415	$5,076	$4,626	$14,269	$15,095
Total net sales	$18,747	$23,105	$22,290	$19,984	$20,358	$64,142	$63,176

Total Aggregate Retention Rate[1]	94.8%	94.2%	94.4%	91.3%	94.6%	94.4%	93.6%
[1] The Aggregate Retention Rates for a period are calculated by annualizing the cancellations for which we have received a notice of termination or for which we believe there is an intention to not renew during the period and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Aggregate Retention Rate for the period. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction.

Table 9: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

	Three Months Ended			Nine Months Ended
	Sep. 30,	Sep. 30,	Jun. 30,	Sep. 30,	Sep. 30,
In thousands	2015	2014	2015	2015	2014
Index adjusted EBITDA	$102,927	$91,031	$98,017	$293,997	$259,289
Analytics adjusted EBITDA	29,216	16,788	21,264	64,560	52,345
All Other adjusted EBITDA	(3,282)	(5,867)	(1,010)	(3,774)	(7,185)
Consolidated adjusted EBITDA	128,861	101,952	118,271	354,783	304,449
Amortization of intangible assets	11,710	11,574	11,695	35,107	34,286
Depreciation and amortization of property,
equipment and leasehold improvements	8,049	6,342	8,065	23,321	18,091
Operating income	109,102	84,036	98,511	296,355	252,072
Other expense (income), net	10,060	4,040	11,095	32,237	14,462
Provision for income taxes	34,644	28,272	31,399	94,079	81,937
Income from continuing operations	64,398	51,724	56,017	170,039	155,673
Income (loss) from discontinued operations,
net of income taxes	-	(10)	-	(5,797)	84,100
Net income	$64,398	$51,714	$56,017	$164,242	$239,773
Table 10: Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)

		Three Months Ended		Nine Months Ended
	Sep. 30,	Sep. 30,	Jun. 30,	Sep. 30,	Sep. 30,
In thousands, except per share data	2015	2014	2015	2015	2014
Net Income	$64,398	$51,714	$56,017	$164,242	$239,773

Less: Income (loss) from discontinued
operations, net of income taxes	-	(10)	-	(5,797)	84,100

Income from continuing operations	64,398	51,724	56,017	170,039	155,673
Plus: Amortization of intangible assets	11,710	11,574	11,695	35,107	34,286
Less: Gain on sale of investment	(6,300)	-	-	(6,300)	-
Less: Income tax effect	(4,082)	(4,090)	(4,201)	(12,505)	(11,823)
Adjusted Net Income	$65,726	$59,208	$63,511	$186,341	$178,136

Diluted EPS	$0.59	$0.44	$0.50	$1.47	$2.03

Less: Earnings per diluted common
share from discontinued operations	-	-	-	(0.05)	0.71
Earnings per diluted common share from
continuing operations	0.59	0.44	0.50	1.52	1.32
Plus: Amortization of intangible assets	0.11	0.10	0.10	0.31	0.29
Less: Gain on sale of investment	(0.06)	-	-	(0.06)	-
Less: Income tax effect	(0.04)	(0.04)	(0.04)	(0.11)	(0.10)
Adjusted EPS	$0.60	$0.50	$0.56	$1.66	$1.51
Table 11: Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)

	Three Months Ended			Nine Months Ended		Full Year
	Sep. 30,	Sep. 30,	Jun. 30,	Sep. 30,	Sep. 30,	2015
In thousands	2015	2014	2015	2015	2014	Outlook
Index adjusted EBITDA expenses	$38,650	$38,838	$42,114	$121,265	$115,140
Analytics adjusted EBITDA expenses	79,125	86,459	86,306	258,196	256,316
All Other adjusted EBITDA expenses	22,135	24,412	23,889	67,876	69,670
Consolidated adjusted EBITDA expenses	139,910	149,709	152,309	447,337	441,126	$595,000 - $600,000
Amortization of intangible assets	11,710	11,574	11,695	35,107	34,286	77,000 to 79,000
Depreciation and amortization of property,
equipment and leasehold improvements	8,049	6,342	8,065	23,321	18,091
Total operating expenses	$159,669	$167,625	$172,069	$505,765	$493,503	$672,000 - $679,000

Table 12: Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities (unaudited)

	Three Months Ended			Nine Months Ended		Full Year
	Sep. 30,	Sep. 30,	Jun. 30,	Sep. 30,	Sep. 30,	2015
In thousands	2015	2014	2015	2015	2014	Outlook
Net cash provided by
operating activities	$133,963	$107,567	$24,026	$224,672	$201,619	$305,000 - $315,000
Capital expenditures	(8,975)	(17,688)	(10,616)	(24,525)	(36,174)
Capitalized software development costs	(3,275)	(2,585)	(1,401)	(6,062)	(6,063)
Capex	(12,250)	(20,273)	(12,017)	(30,587)	(42,237)	(50,000 - 45,000)

Free cash flow	$121,713	$87,294	$12,009	$194,085	$159,382	$255,000 - $ 270,000
Table 13: Historical Results by Segment (unaudited)

In thousands	Index	Analytics	All Other	Consolidated Results
Three Months Ended Mar. 31, 2015
Operating revenue	$ 133,554	$ 106,845	$ 22,370	$ 262,769
Adjusted EBITDA	$ 93,053	$ 14,080	$ 518	$ 107,651
Adjusted EBITDA margin	69.7%	13.2%	2.3%	41.0%
Operating margin				33.8%
Three Months Ended Jun. 30, 2015
Operating revenue	$ 140,131	$ 107,570	$ 22,879	$ 270,580
Adjusted EBITDA	$ 98,017	$ 21,264	$ (1,010)	$ 118,271
Adjusted EBITDA margin	69.9%	19.8%	-4.4%	43.7%
Operating margin				36.4%
Three Months Ended Sep. 30, 2015
Operating revenue	$ 141,577	$ 108,341	$ 18,853	$ 268,771
Adjusted EBITDA	$ 102,927	$ 29,216	$ (3,282)	$ 128,861
Adjusted EBITDA margin	72.7%	27.0%	-17.4%	47.9%
Operating margin				40.6%
Nine Months Ended Sep. 30, 2015
Operating revenue	$ 415,262	$ 322,756	$ 64,102	$ 802,120
Adjusted EBITDA	$ 293,997	$ 64,560	$ (3,774)	$ 354,783
Adjusted EBITDA margin	70.8%	20.0%	-5.9%	44.2%
Operating margin				36.9%

In thousands	Index	Analytics	All Other	Consolidated Results
Three Months Ended Mar. 31, 2014
Operating revenue	$ 119,107	$ 101,445	$ 19,136	$ 239,688
Adjusted EBITDA	$ 82,089	$ 17,849	$ (3,335)	$ 96,603
Adjusted EBITDA margin	68.9%	17.6%	-17.4%	40.3%
Operating margin				33.2%
Three Months Ended Jun. 30, 2014
Operating revenue	$ 125,453	$ 103,969	$ 24,804	$ 254,226
Adjusted EBITDA	$ 86,169	$ 17,708	$ 2,017	$ 105,894
Adjusted EBITDA margin	68.7%	17.0%	8.1%	41.7%
Operating margin				34.8%
Three Months Ended Sep. 30, 2014
Operating revenue	$ 129,869	$ 103,247	$ 18,545	$ 251,661
Adjusted EBITDA	$ 91,031	$ 16,788	$ (5,867)	$ 101,952
Adjusted EBITDA margin	70.1%	16.3%	-31.6%	40.5%
Operating margin				33.4%
Three Months Ended Dec. 31, 2014
Operating revenue	$ 129,463	$ 105,425	$ 16,217	$ 251,105
Adjusted EBITDA	$ 90,396	$ 19,829	$ (5,920)	$ 104,305
Adjusted EBITDA margin	69.8%	18.8%	-36.5%	41.5%
Operating margin				33.9%
Year Ended Dec. 31, 2014
Operating revenue	$ 503,892	$ 414,086	$ 78,702	$ 996,680
Adjusted EBITDA	$ 349,685	$ 72,174	$ (13,105)	$ 408,754
Adjusted EBITDA margin	69.4%	17.4%	-16.7%	41.0%
Operating margin				33.8%

In thousands	Index	Analytics	All Other	Consolidated Results
Three Months Ended Mar. 31, 2013
Operating revenue	$ 108,410	$ 98,066	$ 12,993	$ 219,469
Adjusted EBITDA	$ 78,084	$ 26,780	$ (6,210)	$ 98,654
Adjusted EBITDA margin	72.0%	27.3%	-47.8%	45.0%
Operating margin				37.8%
Three Months Ended Jun. 30, 2013
Operating revenue	$ 109,922	$ 96,253	$ 22,248	$ 228,423
Adjusted EBITDA	$ 80,413	$ 23,279	$ 1,828	$ 105,520
Adjusted EBITDA margin	73.2%	24.2%	8.2%	46.2%
Operating margin				39.4%
Three Months Ended Sep. 30, 2013
Operating revenue	$ 112,831	$ 98,991	$ 16,786	$ 228,608
Adjusted EBITDA	$ 80,604	$ 23,132	$ (3,196)	$ 100,540
Adjusted EBITDA margin	71.4%	23.4%	-19.0%	44.0%
Operating margin				36.7%
Three Months Ended Dec. 31, 2013
Operating revenue	$ 117,251	$ 103,893	$ 15,720	$ 236,864
Adjusted EBITDA	$ 84,457	$ 24,615	$ (8,638)	$ 100,434
Adjusted EBITDA margin	72.0%	23.7%	-54.9%	42.4%
Operating margin				35.3%
Year Ended December 31, 2013
Operating revenue	$ 448,414	$ 397,203	$ 67,747	$ 913,364
Adjusted EBITDA	$ 323,558	$ 97,806	$ (16,216)	$ 405,148
Adjusted EBITDA margin	72.2%	24.6%	-23.9%	44.4%
Operating margin				37.3%

Table 14: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

	Three Months Ended			Nine Months Ended
	Mar. 31,	Jun. 30,	Sep. 30,	Sep. 30,
In thousands	2015	2015	2015	2015
Net income	$43,827	$56,017	$64,398	$164,242
Income (loss) from discontinued operations,
net of income taxes	(5,797)	-	-	(5,797)
Income from continuing operations	49,624	56,017	64,398	170,039
Provision for income taxes	28,036	31,399	34,644	94,079
Other expense (income), net	11,082	11,095	10,060	32,237
Operating income	88,742	98,511	109,102	296,355
Depreciation and amortization of property,
equipment and leasehold improvements	7,207	8,065	8,049	23,321
Amortization of intangible assets	11,702	11,695	11,710	35,107
Consolidated adjusted EBITDA	$107,651	$118,271	$128,861	$354,783

	Three Months Ended				Year Ended
	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Dec. 31,
In thousands	2014	2014	2014	2014	2014
Net income	$80,399	$107,660	$51,714	$44,340	$284,113
Income (loss) from discontinued operations,
net of income taxes	33,253	50,857	(10)	1,071	85,171
Income from continuing operations	47,146	56,803	51,724	43,269	198,942
Provision for income taxes	26,385	27,280	28,272	27,459	109,396
Other expense (income), net	5,974	4,448	4,040	14,366	28,828
Operating income	79,505	88,531	84,036	85,094	337,166
Depreciation and amortization of property,
equipment and leasehold improvements	5,828	5,921	6,342	7,620	25,711
Amortization of intangible assets	11,270	11,442	11,574	11,591	45,877
Consolidated adjusted EBITDA	$96,603	$105,894	$101,952	$104,305	$408,754

	Three Months Ended				Year Ended
	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Dec. 31,
In thousands	2013	2013	2013	2013	2013
Net income	$58,937	$61,053	$55,310	$47,257	$222,557
Income (loss) from discontinued operations,
net of income taxes	5,979	4,912	5,374	6,382	22,647
Income from continuing operations	52,958	56,141	49,936	40,875	199,910
Provision for income taxes	21,232	27,763	27,804	36,119	112,918
Other expense (income), net	8,701	5,985	6,164	6,653	27,503
Operating income	82,891	89,889	83,904	83,647	340,331
Depreciation and amortization of property,
equipment and leasehold improvements	4,597	4,774	5,443	5,570	20,384
Amortization of intangible assets	11,166	11,222	11,193	11,217	44,798
Lease exit charge	-	(365)	-	-	(365)
Consolidated adjusted EBITDA	$98,654	$105,520	$100,540	$100,434	$405,148

Table 15: Historical Operating Results with Activity Costs (unaudited)

	Year Ended	Three Months Ended				Year Ended	Three Months Ended			Nine Months Ended
	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Sep. 30,
In thousands	2013	2014	2014	2014	2014	2014	2015	2015	2015	2015
Operating revenues	$913,364	$239,688	$254,226	$251,661	$251,105	$996,680	$262,769	$270,580	$268,771	$802,120
Operating expenses:
Cost of revenues	240,697	66,802	70,212	69,770	69,839	276,623	69,904	67,394	65,593	202,891
Selling and marketing	137,693	41,126	40,506	41,402	40,805	163,839	41,648	42,028	38,809	122,485
Research and development	61,003	17,465	17,374	19,021	17,235	71,095	23,189	20,807	15,548	59,544
General and administrative	68,458	17,692	20,240	19,516	18,921	76,369	20,377	22,080	19,960	62,417
Amortization of intangible assets	44,798	11,270	11,442	11,574	11,591	45,877	11,702	11,695	11,710	35,107
Depreciation and amortization of property,
equipment and leasehold improvements	20,384	5,828	5,921	6,342	7,620	25,711	7,207	8,065	8,049	23,321
Total operating expenses	573,033	160,183	165,695	167,625	166,011	659,514	174,027	172,069	159,669	505,765
Operating income	340,331	79,505	88,531	84,036	85,094	337,166	88,742	98,511	109,102	296,355

Interest income	(889)	(156)	(192)	(277)	(226)	(851)	(204)	(185)	(285)	(674)
Interest expense	26,256	5,059	5,366	5,604	15,791	31,820	11,108	11,116	17,267	39,491
Other expense (income)	2,136	1,071	(726)	(1,287)	(1,199)	(2,141)	178	164	(6,922)	(6,580)
Other expense (income), net	27,503	5,974	4,448	4,040	14,366	28,828	11,082	11,095	10,060	32,237
Income from continuing operations before provision
for income taxes	312,828	73,531	84,083	79,996	70,728	308,338	77,660	87,416	99,042	264,118
Provision for income taxes	112,918	26,385	27,280	28,272	27,459	109,396	28,036	31,399	34,644	94,079

Income from continuing operations	199,910	47,146	56,803	51,724	43,269	198,942	49,624	56,017	64,398	170,039
Income (loss) from discontinued operations,
net of income taxes	22,647	33,253	50,857	(10)	1,071	85,171	(5,797)	-	-	(5,797)
Net income	$222,557	$80,399	$107,660	$51,714	$44,340	$284,113	$43,827	$56,017	$64,398	$164,242

CONTACT:
MSCI Inc. Contact
New York
MSCI
Stephen Davidson, + 1 212 981 1090
or
Media Inquiries
New York
MSCI
Kristin Meza, + 1 212 804 5330
or
London
MSCI
Paul Griffin, + 44 20 7618 2594
or
MHP Communications
Sally Todd | Christian Pickel
+ 44 20 3128 8754